Exhibit 99.B9(f)

                 Organizational Expense Reimbursement Agreements
                        for the Total Return Income Fund
                            and the Innovation Fund

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                 Organizational Expense Reimbursement Agreement

                         PIMCO Advisors Innovation Fund
                     PIMCO Advisors Total Return Income Fund

                           Thomson Advisory Group L.P.


This Agreement is made as of this 29th day of September, 1994, by and between Thomson Fund Group (the "Trust") on behalf of PIMCO Advisors Innovation Fund and PIMCO Advisors Total Return Income Fund (the "Funds") and Thomson Advisory Group L.P. ("TAGLP").

WHEREAS, the Trust is registered as an open-end diversified management series investment company under the Investment Company Act of 1940 and is in the process of organizing the Funds;

WHEREAS, there have been and will be certain organizational expenses incurred as a part of such registration and organization, which are properly expenses of the Trust, that have been and will in the future be paid by TAGLP by reason of the fact that the Funds were not or will not be capitalized when such expenses otherwise became or become due and payable;

WHEREAS, such organizational expenses include expenses necessary to organize and establish the Funds and to create the necessary relationships and legal qualifications to enable it to commence business and operations, including, but not by way of limitation, such expenses as outside legal counsel's fees and independent public accountant fees (such expenses are hereinafter referred to as "Organizational Expenses");

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed as follows:


         1. Upon the issuance and sale of shares of each of the Funds to the public, the Trust shall reimburse and pay to TAGLP up to $50,000 of the amount expended by TAGLP for Organizational Expenses for each Fund.




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Organizational Expense
Reimbursement  Agreement                                            Page 2



         2. Such reimbursement shall be paid by the Trust, out of the assets of the respective Fund, to TAGLP upon demand, without interest, and in no event later than five years from the commencement of operations of the respective Fund. Upon demand for payment, TAGLP shall present copies of invoices or receipts, and copies of canceled checks or other evidence of payment by TAGLP of the Organization Expenses for which it is demanding reimbursement.

         3. A copy of the Amended and Restated Agreement and Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts and nitice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually, and the obligations of or arising out of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Trust.


                                            THOMSON FUND GROUP



                                            By:  Robert A. Prindiville
                                                 President


                                            THOMSON ADVISORY GROUP L.P.

                                            By:  THOMSON ADVISORY GROUP INC.,
                                                   General Partner


                                            By:  Robert A. Prindiville
                                                 President